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                                                                 Exhibit (14)(b)

                                UBS MONEY SERIES
                          UBS Select Money Market Fund
                            UBS Select Treasury Fund

                   AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3


         AMENDMENT NO. 1 to the Amended and Restated Multiple Class Plan of UBS Money Series dated as of May 9, 2001 (the "Plan").

         Pursuant to a resolution duly adopted by the Board of Trustees of UBS Money Series at a meeting duly called and held on November 12, 2003, the Plan is hereby amended as follows:

         1. The introductory paragraph is replaced in its entirety to read as follows: "UBS Money Series hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its series named UBS Select Money Market Fund ("Select Money Fund") and UBS Select Treasury Fund ("Select Treasury Fund," and, collectively, together with the Select Money Fund, the "Funds")."

         2. The first paragraph of Section C ("Exchange Privileges") is replaced in its entirety to read as follows: "Shares may be exchanged as follows: Institutional Shares of each Fund may be exchanged for Institutional shares of the other Fund. Institutional shares of UBS LIR Government Securities Fund or UBS LIR Treasury Securities Fund, as well as Select shares of UBS LIR Government Securities Fund, may be exchanged for Institutional shares of either Fund. Financial Intermediary shares of each Fund may be exchanged for Financial Intermediary shares of the other Fund if the other Fund is available through an investor's financial intermediary. In addition, Financial Intermediary shares of UBS LIR Treasury Securities Fund may be exchanged for Financial Intermediary shares of either Fund if it is available through an investor's financial intermediary."

         3. All other references in the Plan to "Brinson Money Series" are changed to "UBS Money Series."

         4. All other references in the Plan to "the Fund" are changed to "each Fund."

         5. Date of Effectiveness: This amendment shall be effective as of the effectiveness of the Post-Effective Amendment to UBS Money Series' Registration Statement related to the establishment of UBS Select Treasury Fund.

Except as modified and amended hereby, the Plan is hereby ratified and confirmed in full force and effect in accordance with its terms.